U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Mickelberry Communications Incorporated
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   (Last)                           (First)             (Middle)

405 Park Avenue
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                                    (Street)

New York                           New York              10017
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Leapnet, Inc. (Leap)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


36-1474360
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4.   Statement for Month/Year


October, 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4)  (Instr. 4)
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Leapnet Common Stock,                                                                                          (D) and (I)
(Par Value $.01 Per Share)            10/18/01      P             50,000         (A)    $1.40    545,364       (1)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1) Mickelberry Communications Incorporated ("Mickelberry") directly owns 545,364 shares of Leapnet, Inc.'s common stock (the "Common Stock"). James C. Marlas ("Marlas"), the principal shareholder of Mickelberry, has sole beneficial ownership of 50,000 shares of Common Stock and may also be deemed to beneficially own the Common Stock owned by Mickelberry. Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, Mickelberry and Marlas state that this filing shall not be deemed an admission that they are the beneficial owners of any securities covered by this statement.

Mickelberry Communications Incorporated


By:  /s/ Gregory J. Garville                             November 8, 2001
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   Name:  Gregory J. Garville                               Date
   Title:  President and Chief Operating Officer
**Signature of Reporting Person


By:  /s/ James C. Marlas
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   James C. Marlas
**Signature of Reporting Person


Address of Other Reporting Person:
James C. Marlas
c/o Mickelberry Communications Incorporated
405 Park Avenue, New York, New York  10017

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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